UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
August 9, 2013

Finisar Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1389 Moffett Park Drive

Sunnyvale, CA  94089

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 548-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events.

As previously disclosed, Finisar Corporation (the “Company”) is a nominal defendant in several derivative actions pending in federal and state courts in California.  In December 2006 and January 2007, three derivative lawsuits were filed in the United States District Court for the Northern District of California (the “District Court”).  In February 2007, the three lawsuits were consolidated as In re Finisar Corporation Derivative Litigation, Case No. C-06-07660-RMW (N.D. Cal).  In January 2007, two derivative lawsuits were filed in the Superior Court of the State of California for the County of Santa Clara.  In March 2007, the two Superior Court lawsuits were consolidated as In re Finisar Corporation Derivative Litigation, Case No. CV 078405, and in May 2007 the consolidated case was stayed by the Superior Court pending resolution of the federal litigation.

The plaintiffs in all of the cases alleged that certain of the Company’s current and former officers and directors caused the Company to grant stock options at less than fair market value, contrary to the Company’s public statements (including its financial statements), and that, as a result, those officers and directors are liable to the Company.

On June 27, 2013, the parties, through their respective counsel, executed a stipulation of settlement (the “Stipulation”) and related documents formalizing an agreement to settle all of the cases.  The Stipulation was filed with the District Court on June 28, 2013.  On August 9, 2013, the District Court entered an order preliminarily approving the proposed settlement and scheduling a hearing on October 18, 2013 for consideration of final approval.

Pursuant to the Stipulation and the District Court’s preliminary approval order, the Company is filing copies of the Stipulation and a notice of proposed derivative settlement as exhibits to this report on Form 8-K.  In addition, the Company will publish the Stipulation and the same notice on the Company’s website (www.finisar.com) and will publish a shorter-form notice one time in Investor’s Business Daily.

Item 9.01         Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Stipulation of Settlement

99.2	Notice of Proposed Derivative Settlement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 15, 2013

Finisar Corporation

By:	/s/ Christopher E. Brown
Christopher E. Brown
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Stipulation of Settlement

99.2	Notice of Proposed Derivative Settlement